EXHIBIT 99.1

Greif, Inc. Reports First Quarter 2007 Results

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Net sales rose 29 percent to $750.8 million in the first quarter of 2007 versus $582.3 million in the first quarter of 2006 — an increase of 26 percent excluding the impact of foreign currency translation.

•

Operating profit before special items, as defined below, rose 90 percent to $60.6 million in the first quarter of 2007 from $31.9 million in the first quarter of 2006. Operating profit based on U.S. generally accepted accounting principles (GAAP) was $58.6 million in the first quarter of 2007 compared to $58.0 million in the first quarter of 2006.

•

Net income before special items was $35.5 million in the first quarter of 2007 compared to $17.4 million in the first quarter of 2006. GAAP net income was $34.0 million in the first quarter of 2007 versus $33.4 million in the first quarter of 2006.

•

Diluted earnings per Class A share doubled in the first quarter of 2007 to $1.20 before special items compared to $0.60 on the same basis in the first quarter of 2006. GAAP diluted earnings per Class A share were $1.15 in the first quarter of 2007 and $1.13 in the first quarter of 2006.

DELAWARE, Ohio (Feb. 28, 2007) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with blending, filling and packaging services; a focused and integrated containerboard and corrugated packaging business; and timber operations, today announced results for its first fiscal quarter, which ended on Jan. 31, 2007.

Michael J. Gasser, chairman, chief executive officer and president, commented, “We are very pleased with the exceptionally strong results for our first quarter. This performance was driven by solid top-line growth, on both a reported and same-structure basis, and margin expansion. Our positive momentum continues with improving fundamentals for Paper, Packaging & Services, solid organic growth for Industrial Packaging & Services, and further traction from the Greif Business System. We are also pleased with the progress of integrating our recent acquisitions.”

Gasser continued, “The Greif Business System continues to be the catalyst for unlocking value throughout the Company and is an integral part of our growth strategy. We are pursuing additional savings in our core businesses as well as synergies and other benefits from the recent acquisitions. We expect to realize positive contributions from these initiatives during fiscal 2007.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for the first quarter of 2007, restructuring charges of $2.0 million ($1.5 million net of tax) and insignificant timberland gains; and (ii) for the first quarter of 2006, restructuring charges of $5.5 million ($4.3 million net of tax) and timberland gains of $31.6 million ($20.2 million net of tax).

A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales were up 29 percent to $750.8 million in the first quarter of 2007 compared to $582.3 million in the first quarter of 2006 — an increase of 10 percent on a same-structure basis (i.e., excluding the impact of acquisitions) including 3 percent from foreign currency translation. The $168.5 million increase resulted from the positive contributions of Industrial Packaging & Services ($152.0 million) and Paper, Packaging & Services ($17.8 million). The increase in Industrial Packaging & Services is primarily due to generally higher sales volumes, especially steel and plastic drums, the acquisitions of Blagden Packaging Group’s steel drum manufacturing and closures businesses (Blagden) in the first quarter of 2007 and Delta Petroleum Company, Inc. (Delta) in the fourth quarter of 2006 and, to a lesser extent, positive impact of foreign currency translation. The increase in Paper, Packaging & Services is primarily due to improved containerboard pricing.

Gross Profit

Gross profit increased 45 percent to $130.1 million in the first quarter of 2007 compared to $89.7 million in the first quarter of 2006. The gross profit margin improved 1.9 percentage points to 17.3 percent of net sales in the first quarter of 2007 from 15.4 percent of net sales for the same period of 2006. The gross profit margin primarily benefited from the improvement in Paper, Packaging & Services and positive contributions from the continued execution of the Greif Business System.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $74.6 million, or 9.9 percent of net sales, in the first quarter of 2007 compared to $59.5 million, or 10.2 percent of net sales, in the first quarter of 2006. The dollar increase is primarily due to the Blagden and Delta acquisitions during the first quarter of 2007 and the fourth quarter of 2006, respectively, and accruals related to performance-based incentive plans.

Operating Profit

Operating profit before special items was $60.6 million for the first quarter of 2007 compared to $31.9 million for the first quarter of 2006. The $28.7 million increase was due to positive contributions from Paper, Packaging & Services ($13.8 million), Industrial Packaging & Services ($11.8 million) and Timber ($3.1 million) compared to the same period last year. There were $2.0 million and $5.5 million of restructuring charges and $0.1 million and $31.6 million of timberland gains during the first quarter of 2007 and 2006, respectively. GAAP operating profit was $58.6 million in the first quarter of 2007 compared to $58.0 million in the first quarter of 2006.

Net Income and Diluted Earnings Per Share

Net income before special items was $35.5 million for the first quarter of 2007 compared to $17.4 million in the first quarter of 2006. Diluted earnings per share before special items were $1.20 compared to $0.60 per Class A share and $1.83 compared to $0.90 per Class B share for the first quarter of 2007 and 2006, respectively.

The Company had GAAP net income of $34.0 million, or $1.15 per diluted Class A share and $1.75 per diluted Class B share, in the first quarter of 2007 compared to GAAP net income of $33.4 million, or $1.13 per diluted Class A share and $1.73 per diluted Class B share, in the first quarter of 2006.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles and blending, filling and packaging services. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System;

•	Contributions from recent acquisitions; and

•	Impact of foreign currency translation.

In this segment, net sales were up 35 percent to $581.7 million in the first quarter of 2007 compared to $429.7 million in the first quarter of 2006 — an increase of 10 percent on a same-structure basis including a 3 percent impact of foreign currency translation. The improvement in net sales was primarily due to the Company’s recent acquisitions and strong organic growth, which included higher sales volumes in emerging markets. The first quarter of 2007 contributions from the Company’s acquisitions included two months of sales volume for Blagden and a full quarter of sales volume for Delta, which was acquired at the end of fiscal 2006.

Gross profit margin for the Industrial Packaging & Services segment was 16.5 percent in the first quarter of 2007, versus 16.7 percent in the first quarter of 2006. The reduction was due to lower gross profit margins for Blagden and Delta relative to the segment’s existing operations. These acquisitions are in the early stages of integration and are progressing as planned.

Operating profit before restructuring charges rose to $36.1 million in the first quarter of 2007 from $24.2 million in the first quarter of 2006 primarily due to the improvement in net sales and the execution of the Greif Business System. Restructuring charges were $1.2 million in the first quarter of 2007 compared with $4.2 million during the same period last year. GAAP operating profit was $34.9 million in the first quarter of 2007 compared to $20.0 million in the first quarter of 2006.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (OCC);

•	Energy and transportation costs; and

•	Benefits from executing the Greif Business System.

In this segment, net sales were $164.8 million in the first quarter of 2007 compared to $147.0 million in the first quarter of 2006 primarily due to higher containerboard and corrugated sheet selling prices and sales volumes compared to the same quarter last year. These improvements were partially offset by lower sales volumes in corrugated products and multiwall bags.

The Paper, Packaging & Services segment’s gross profit margin increased to 19.6 percent in the first quarter of 2007 from 11.7 percent in the first quarter of 2006. This improvement over last year was primarily due to higher containerboard pricing levels and improved efficiencies, partially offset by higher OCC and transportation costs.

Operating profit before restructuring charges was $18.0 million in the first quarter of 2007 compared to $4.3 million in the first quarter of 2006 primarily due to the improvement in net sales and gross profit margin. Restructuring charges were $0.9 million in the first quarter of 2007 compared to $1.2 million in the first quarter of 2006. GAAP operating profit was $17.2 million in the first quarter of 2007 compared to $3.0 million in the first quarter of 2006.

Timber

The Timber segment consists of approximately 265,800 acres of timber properties in the southeastern United States, which are actively harvested and regenerated, and approximately 36,700 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains on sale of timberland; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $4.2 million in the first quarter of 2007, consistent with plan, compared to $5.6 million in the first quarter of 2006. Operating profit before special items was $6.5 million (including $4.7 million of profits on special use property sales) in the first quarter of 2007 compared to $3.4 million in the first quarter of 2006. Special items included timberland gains of $0.1 million in the first quarter of 2007 and $31.6 million in the first quarter of 2006 and insignificant restructuring charges in both years. GAAP operating profit was $6.6 million in the first quarter of 2007 compared to $34.9 million in the first quarter of 2006.

Greif Business System

The Greif Business System generates productivity improvements and achieves permanent cost reductions. Opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, and footprint rationalization. In addition, strategic sourcing leverages the Company’s global spend and is establishing a world-class sourcing and supply chain capability. Incremental contributions from the Greif Business System are expected to be approximately $30 million in fiscal 2007.

Fiscal 2007 restructuring charges are expected to primarily relate to integration of the Company’s recent acquisitions and further implementation of the Greif Business System in Paper, Packaging & Services.

Financing Arrangements

Net debt outstanding increased to $694.2 million at Jan. 31, 2007, primarily due to the financing of the Company’s recent acquisitions, from $323.6 million at Oct. 31, 2006 and $370.2 million at Jan. 31, 2006. Net debt equals long-term debt plus short-term borrowings less cash and cash equivalents. GAAP long-term debt was $722.3 million at Jan. 31, 2007, $481.4 million at Oct. 31, 2006 and $457.4 million at Jan. 31, 2006.

Net interest expense was $12.0 million and $9.2 million in the first quarter of 2007 and 2006, respectively. The increase was primarily due to higher average net debt outstanding during the first quarter of 2007 compared to the first quarter of 2006.

Following the end of the first quarter of 2007, the Company issued $300 million of 6-3/4 percent Senior Notes due 2017. At the same time, the Company completed a tender offer for its 8-7/8 percent Senior Subordinated Notes due 2012. In the tender offer, the Company purchased $245.5 million aggregate principal amount of Senior Subordinated Notes, which represented 99 percent of the outstanding notes. Proceeds from the Senior Note issuance were used to fund the purchase of the Senior Subordinated Notes in the tender offer. These actions, excluding the impact of a second quarter 2007 debt extinguishment charge, will be immediately accretive to earnings.

Acquisitions and Capital Expenditures

During the first quarter of fiscal 2007, the Company acquired Blagden’s steel drum manufacturing and closures businesses. Net sales of the acquired operations, which are located in Europe and Asia, were approximately $265 million for the annual period prior to the acquisition.

Capital expenditures were $18.6 million, excluding timberland purchases of $0.4 million, compared with capital expenditures of $12.5 million, excluding timberland purchases of $35.5 million, for the first quarter of 2006. Fiscal 2007 capital expenditures are expected to be approximately $95 million, excluding timberland purchases.

Cash Dividends

The Company paid $10.3 million of cash dividends to its Class A and Class B stockholders in the first quarter of 2007 compared to $6.8 million for the same quarter last year. This represents an increase of approximately 50 percent per share for both classes of the Company’s common stock compared to the first quarter of 2006.

On Feb. 26, 2007, the Board of Directors declared quarterly cash dividends of $0.36 per share of Class A Common Stock and $0.54 per share of Class B Common Stock. These dividends are payable on April 1, 2007 to shareholders of record at close of business on March 15, 2007.

Stock Split

The Board of Directors announced a 2-for-1 stock split of the Class A Common Stock and the Class B Common Stock on Feb. 26, 2007. This stock split is payable on April 11, 2007 for stockholders of record at close of business on March 19, 2007.

Company Outlook

The Company is encouraged by its strong first quarter 2007 results and positive momentum. In addition to the improved operating performance, the Company anticipates a lower annual effective income tax rate and lower interest expense due to the bond refinancing. As a result, annual earnings guidance, which excludes special items, is increased to a range of $6.00 to $6.10 per share for the Company’s Class A Common Stock prior to the stock split for fiscal 2007. This range is approximately 26 percent to 28 percent over the Company’s fiscal 2006 record earnings.

Conference Call

The Company will host a conference call to discuss its first quarter 2007 results on March 1, 2007, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 800-257-2101 and ask for the Greif conference call. The number for international callers is +1 303-262-2142. Phone lines will open at 9:50 a.m. ET.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is the world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2006. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31,
	2007	2006
Net sales	$750,759	$582,316
Cost of products sold	620,673	492,644

Gross profit	130,086	89,672

Selling, general and administrative expenses	74,609	59,454
Restructuring charges	2,037	5,468
Gain on asset disposals, net	5,201	33,211

Operating profit	58,641	57,961

Interest expense, net	12,034	9,173
Other income (loss), net	(736)	(393)

Income before income tax expense and equity in earnings of affiliates and minority interests	45,871	48,395

Income tax expense	11,559	14,954
Equity in earnings of affiliates and minority interests	(333)	(89)

Net income	$33,979	$33,352

Basic earnings per share:
Class A Common Stock	$1.18	$1.16
Class B Common Stock	$1.75	$1.73

Diluted earnings per share:
Class A Common Stock	$1.15	$1.13
Class B Common Stock	$1.75	$1.73

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	11,713,056	11,542,159
Class B Common Stock	11,515,533	11,538,645

Diluted earnings per share:
Class A Common Stock	12,054,578	11,868,331
Class B Common Stock	11,515,533	11,538,645

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2007	2006
Net sales
Industrial Packaging & Services	$581,704	$429,720
Paper, Packaging & Services	164,826	147,039
Timber	4,229	5,557

Total	$750,759	$582,316

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$36,085	$24,240
Paper, Packaging & Services	18,039	4,257
Timber	6,492	3,363

Operating profit before restructuring charges and timberland gains	60,616	31,860

Restructuring charges:

Industrial Packaging & Services	1,173	4,222
Paper, Packaging & Services	864	1,236
Timber	—	10

Restructuring charges	2,037	5,468

Timberland gains:

Timber	62	31,569

Total	$58,641	$57,961

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$17,652	$15,082
Paper, Packaging & Services	7,228	8,008
Timber	1,292	1,583

Total	$26,172	$24,673

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2007	2006
Net sales
North America	$429,888	$339,141
Europe	212,032	156,029
Other	108,839	87,146

Total	$750,759	$582,316

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$35,169	$11,434
Europe	15,171	12,667
Other	10,276	7,759

Operating profit before restructuring charges and timberland gains	60,616	31,860
Restructuring charges	2,037	5,468
Timberland gains	62	31,569

Total	$58,641	$57,961

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	January 31, 2007	October 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$78,470	$187,101
Trade accounts receivable	360,394	315,661
Inventories	259,542	205,004
Other current assets	99,681	85,271

	798,087	793,037

LONG-TERM ASSETS
Goodwill	355,342	286,552
Intangible assets	148,367	63,587
Assets held by special purpose entities	50,891	50,891
Other long-term assets	124,759	52,985

	679,359	454,015

PROPERTIES, PLANTS AND EQUIPMENT	1,046,926	940,949

	$2,524,372	$2,188,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$309,226	$301,753
Short-term borrowings	50,346	29,321
Other current liabilities	158,900	160,225

	518,472	491,299

LONG-TERM LIABILITIES
Long-term debt	722,300	481,408
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	367,981	323,158

	1,133,531	847,816

MINORITY INTEREST	4,828	4,875

SHAREHOLDERS’ EQUITY	867,541	844,011

	$2,524,372	$2,188,001

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31, 2007			Quarter ended January 31, 2006
	Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$58,641			$57,961
Restructuring charges	2,037			5,468
Timberland gains	(62)			(31,569)

Non-GAAP – operating profit before restructuring charges and timberland gains	$60,616			$31,860

GAAP – net income	$33,979	$1.15	$1.75	$33,352	$1.13	$1.73
Restructuring charges, net of tax	1,524	0.05	0.08	4,287	0.15	0.22
Timberland gains, net of tax	(46)	—	—	(20,229)	(0.68)	(1.05)

Non-GAAP – net income before restructuring charges and timberland gains	$35,457	$1.20	$1.83	$17,410	$0.60	$0.90

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2007	2006
Industrial Packaging & Services
GAAP – operating profit	$34,912	$20,018
Restructuring charges	1,173	4,222

Non-GAAP – operating profit before restructuring charges	$36,085	$24,240

Paper, Packaging & Services
GAAP – operating profit	$17,175	$3,021
Restructuring charges	864	1,236

Non-GAAP – operating profit before restructuring charges	$18,039	$4,257

Timber
GAAP – operating profit	$6,554	$34,922
Restructuring charges	—	10
Timberland gains	(62)	(31,569)

Non-GAAP – operating profit before restructuring charges and timberland gains	$6,492	$3,363

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	January 31, 2007	October 31, 2006	January 31, 2006
GAAP – long-term debt	$722,300	$481,408	$457,442
Short-term borrowings	50,346	29,321	28,191
Cash and cash equivalents	(78,470)	(187,101)	(115,421)

Non-GAAP – net debt	$694,176	$323,628	$370,212